EXHIBIT 4.8
PROMISSORY NOTE

Date: December 27, 2005	Eden Prairie, Minnesota
     FOR VALUE RECEIVED, the undersigned, Wireless Ronin® Technologies, a Minnesota corporation (“Borrower”), promises to pay to the order of Jack Norqual or his registered assigns (“Lender”), by check made payable to Lender and mailed to Lender’s address or in such other manner as Lender from time to time may specify by notice in writing to the Borrower, in lawful money of the United States of America, the principal sum of $300,000 (Three hundred thousand dollars) together with interest on the unpaid principal balance hereof, from the date hereof until this Note is fully paid, at a rate of interest of 10% per annum (computed on the basis of a 360 day year and 30 day month for the actual number of days in any period for which such computation is made). The outstanding principal balance of this Note, and accrued interest thereon, shall become due and payable in full ninety (90) days from the date of this Note.
     Further, upon execution of this Note, Lender will receive 150,000 shares of the Borrower’s common stock and a 6 year warrant dated December 27, 2005 which grants Lender the right to purchase 225,000 shares of the Borrower’s common stock at $0.70 per share.
     The Borrower has the option to extend this Note for up to 3 successive 30 day periods, upon written notice to the Lender and the issuance to Lender of a 6 year warrant to purchase a prorated number of shares of the Borrower’s common stock, based on the ratio of 25,000 shares per $100,000 of outstanding principal at $0.70 per share for each extension.
     If the Borrower fails to pay the principal and accrued interest within 180 days from the date of this Note, the interest rate will increase to 20% per annum and Borrower agrees to begin making monthly payments of principal and interest based on a 6 month amortization schedule. Further, the Borrower will issue to the Lender a 6 year warrant to purchase a prorated number of shares of the Borrower’s common stock, based on the ratio of 50,000 shares per $100,000 of outstanding principal at $0.70 per share for each month.
     The principal will be advanced according to following schedule:
(1)	$100,000 on December 27, 2005;

(2)	$50,000 on January 6, 2006;

(3)	$50,000 on January 31, 2006;

(4)	$50,000 on February 7, 2006, and

(5)	$50,000 on February 21, 2006.
     Lender will have the option of ceasing advances if Borrower fails to deliver proof of a purchase order from a substantial client totaling at least $5,500,000, subject to Lender’s approval, on or before January 27, 2006. Upon Lender’s approval of the purchase order, Borrower will have the option to accelerate the advances scheduled for February 7 and February 21, 2006.

     Borrower may prepay the outstanding amount hereunder, in full or in part, at any time without premium or penalty. Any partial prepayment will be applied first to accrued but unpaid interest and then to principal.
     The principal and all interest accrued thereon will become automatically due and payable without notice or demand if a petition is filed by or against Borrower under the United States Bankruptcy Code.
     No delay on the part of the Lender in exercising any right or remedy hereunder will operate as a waiver of or preclude the exercise of such right or remedy or of any other remedy under this Note. No waiver by the Lender hereof will be effective unless in writing signed by such Lender. A waiver on any one occasion will not be construed as a waiver of any such right or remedy on any other occasion.
     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
     This Note shall be binding on the successors and assigns of the Borrower and shall inure to the benefit of the successors, assigns or distributees of Lender.
     This Note will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Wireless Ronin® Technologies Inc.

/s/ Jeffrey C. Mack
Jeffrey C. Mack
President and CEO